Exhibit 10.7
June 13, 2016

Michael:

On behalf of American Midstream, I am pleased to offer you this opportunity to join our team. The purpose of this letter is to summarize the terms of your employment offer.

Your position will be Vice President, Chief Accounting Officer & Controller and you will report to the Chief Financial Officer, effective Tuesday, July 5, 2016 out of the Houston office. Your annualized salary will be $235,000.00, payable in bi-weekly installments of $9,038.46. This position is considered an exempt position for purposes of federal wage-hour law. As an exempt employee, will not be eligible for overtime pay for hours worked in excess of 40 in a given workweek.

You will be eligible to participate in the American Midstream Short Term Incentive Plan (STIP). The STIP provides you with the opportunity to receive an annual bonus based on your performance in achieving stated goals and targets and upon other subjective factors that may be taken into consideration by the CEO and the Board of Directors in their sole discretion. For the Company’s fiscal year ending December 31, 2016 you are eligible for a target bonus amount of 40% of your then current annual salary payable in either cash or units. The bonus will be payable at the time bonuses are paid to other employees of the company and is prorated for new hires, based on your date of hire. The bonus will be conditioned on your active employment at the time of payment. Your STIP opportunities for subsequent fiscal periods will be subject to the administrative guidelines that the Board of Directors approves for the STIP.

You will be eligible to participate in the company’s Long Term Incentive Plan (LTIP) in 2017 with a target LTIP award of 60% of your then current annual salary. The goal of the LTIP is to reward individual performance and contributions to the successful and profitable operations of American Midstream. LTIP grants vest over a four- year period; 25% of which vest on the first anniversary date of grant agreement and the remaining 75% vest in 25% increments on each succeeding anniversary date. Your LTIP opportunities for subsequent years will be subject to the administrative guidelines that the Board of Directors approves for the LTIP.

You will receive an additional sign-on equity grant of 6,000 phantom units to be awarded within the first 30 days of employment, which will vest on March 1, 2017.

American Midstream offers competitive Medical, Dental, Vision, Flexible Spending Accounts and 401k retirement plan benefit programs which you will be eligible to participate in effective August 1, 2016. Eligibility for company-paid benefits such as employee and dependent life insurance and short- and long-term disability are subject to applicable waiting periods.

You will accrue paid time off at a rate of .0769 hours per hour worked (up to 80 hours works within a pay period), or up to 160 hours annually. The annual amount will be prorated based on your hire date and hours worked. American Midstream offers nine company paid holidays and two floating holidays annually for any employees hired before June 1. Employees hired after June 1 will be eligible for one floating holiday in the current calendar year.

This offer of employment is conditional upon successful completion of American Midstream’s pre-employment screening process, inclusive of a drug test and criminal background check.

1400 16th St, Suite 310, Denver, CO 80202 • Office: (720) 457-6060 Fax: (720) 457-6040
www.americanmidstream.com

The information in this letter is not intended to constitute a contract of employment, either express or implied. We are an at-will employer, which means that either the Company or you are free to end this employment relationship at any time, with or without reason or notice. While we reserve the right to change or terminate the various employment policies, compensation and benefit programs, in our sole discretion, the at-will aspect of your employment is not subject to change except in a written agreement that is signed by you and a designated member of the Board of Directors.

If your employment with American Midstream or its affiliates is terminated other than for Cause prior to July 5, 2018, you will be entitled to receive a one-time payment equivalent to six months of your base salary upon such termination of employment. 'Cause' shall mean you have (A) engaged in gross negligence, gross incompetence or willful misconduct in the performance of the duties required of you in connection with your employment by American Midstream or its affiliates; (B) refused without proper reason to perform the duties and responsibilities required of you in connection with your employment by American Midstream or its affiliates; (C) willfully engaged in conduct that is materially injurious to American Midstream or its affiliates (monetarily or otherwise); (D) committed an act of fraud, embezzlement or willful breach of fiduciary duty to American Midstream or its affiliates (including the unauthorized disclosure of confidential or proprietary material information of American Midstream or its affiliates) or (E) been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony.

American Midstream is a small company and you may be asked to assist with other projects for the company in addition to your regular job responsibilities. Our company fosters initiative, self-directed work, ownership and teamwork in order to help one another accomplish our business goals.

We welcome you to our team and hope you'll be a great contributor.

Please indicate your acceptance of this offer by signing below and returning a copy of this letter no later than June 14, 2016.

Sincerely,

/s/ Dan Campbell
Dan Campbell
Senior Vice President & Chief Financial Officer

I acknowledge the terms outlined above and accept American Midstream’s offer of employment. I understand that my employment is contingent upon completion of background check, drug test, and favorable MVR report, if required. With this acknowledgment, I attest that I am not party to any agreement that in any way prohibits or imposes any restrictions on my employment with American Midstream, and my acceptance of this offer will not breach any agreements to which I am a party of.

Name: Michael Croney Signature: /s/ Michael Croney Date: June 14, 2016

1400 16th St, Suite 310, Denver, CO 80202 • Office: (720) 457-6060 Fax: (720) 457-6040
www.americanmidstream.com